Exhibit 5.1

Danaher Corporation

2099 Pennsylvania Avenue, NW, 12th Floor

Washington, DC 20007

July 13, 2007

Danaher Corporation

2099 Pennsylvania Avenue, NW, 12th Floor

Washington, DC 20007

Re:	Amended and Restated Danaher Corporation 1998 Stock Option Plan, as amended

Danaher Corporation 2007 Stock Incentive Plan

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Danaher Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of (1) up to 17,163,170 shares of common stock, $.01 par value per share (the “1998 Plan Shares”), of the Company issuable under the Company’s Amended and Restated Danaher Corporation 1998 Stock Option Plan, as amended (the “1998 Plan”), and (2) up to 12 million shares of common stock, $.01 par value per share (the “2007 Plan Shares” and together with the 1998 Plan Shares, the “Shares”), of the Company issuable under the Company’s 2007 Stock Incentive Plan (the “2007 Plan”).

I have examined the originals, or photostatic or certified copies, of such records of the Company and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigation, on which I have relied in issuing the opinion expressed below.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares have been duly authorized for issuance and, when issued and sold in accordance with the terms set forth in the 1998 Plan or the 2007 Plan, as applicable, and against payment of due consideration therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under Item 5 in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ James F. O’Reilly
James F. O’Reilly
Associate General Counsel and Secretary